EXHIBIT 20.1


                                                         December 11, 1997


The Addressees Listed
     on Schedule I hereto

           Re: Wilshire Mortgage Loan Trust 1997-2;
               Mortgage Pass-Through Certificates
               Series 1997-2

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of certain mortgage pass-through certificates denominated Wilshire Mortgage Loan Trust 1997-2, Mortgage Pass-Through Certificates, Series 1997-2, Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-6 Certificates, Class A-7 Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates (collectively, the "Offered Certificates"), Class B Certificates, Class C Certificates (together the "Subordinate Certificates"), and Class RU Certificates and Class RL Certificates (together the "Class R Certificates", and collectively with the Offered Certificates and the Subordinate Certificates, the "Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of November 1, 1997 (the "Pooling and Servicing Agreement"), among WMFC 1997-2 Inc., as unaffiliated seller (the "Unaffiliated Seller"), Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Wilshire Servicing Corporation, as servicer (the "Servicer"), and Bankers Trust Company of California, N.A., as trustee (the "Trustee") and as Backup Servicer (the "Backup Servicer").

                  As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated June 10, 1997 and Prospectus Supplement dated December 4, 1997 (together the "Prospectus") with respect to the Offered Certificates, and (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto.

                  Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

                  Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States, New York State and New York City in effect as of the date hereof, that:

The Addressees Listed
on Schedule A Hereto
December 11, 1997
Page 2


                  1. Assuming that (a) the Upper-Tier REMIC and the Lower-Tier REMIC both created under the Pooling and Servicing Agreement elect, as they have covenanted to do in the Pooling and Servicing Agreement, to be treated as "real estate mortgage investment conduits" ("REMICs"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, the Upper-Tier REMIC and the Lower-Tier REMIC will be treated as REMICs. Subject to the above, each Class of Offered Certificates and each Class of Subordinate Certificates issued pursuant to the Pooling and Servicing Agreement will be treated as "regular interests" in the Upper-Tier REMIC, and the Class RU Certificates will be treated as the sole "residual interest" in the Upper-Tier REMIC and the Class RL Certificates will be treated as the sole "residual interest" in the Lower-Tier REMIC.

                  2. The statements under the caption "Certain Federal Income Tax Consequences" in the Prospectus Supplement are accurate and complete in all material respects.

                  3. As a consequence of the qualification of the Upper-Tier REMIC as a REMIC, each Class of Offered Certificates and each Class of Subordinate Certificates will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Upper-Tier REMIC consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of the Upper-Tier REMIC as a REMIC, interest on each Class of Offered Certificates and on each Class of Subordinate Certificates will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that the respective Class of Class A Certificates or Subordinate Certificates are treated as "real estate assets" under Section 856(c) of the Code.

                  4. The Trust Estate will not be subject to tax upon its income or assets by the taxing authority of New York State or New York City

                  Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

The Addressees Listed
on Schedule A Hereto
December 11, 1997
Page 3


                  This opinion is furnished by us as counsel in connection with the conveyance of the Mortgage Loans to the Trust as of the date hereof and is solely for the benefit of the addressees hereto, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

                                               Very truly yours,

                                               /s/

                                               Dewey Ballantine L.L.P

SCHEDULE I

WMFC 1997-2 Inc.                         Prudential Securities Incorporated
1776 S.W. Madison Street                 One New York Plaza
Portland, Oregon 97205                   New York, New York 10292

Bankers Trust Company of                 Prudential Securities Secured Financing
  California, N.A.                          Corporation
3 Park Plaza, 16th Floor                 One New York Plaza
Irvine, California  92614                New York, New York 10292

Fitch IBCA Inc.                          Moody's Investors Service, Inc.
One State Street Plaza, 32nd Floor       99 Church Street
New York, New York 10004                 New York, New York 10007